Exhibit 99.1

Terry Lautenbach, Lead Director for Varian Medical Systems Board, Passes Away

    PALO ALTO, Calif., June 4 /PRNewswire-FirstCall/ -- The Varian Medical Systems, Inc. (NYSE: VAR) Board of Directors today regrets to report the death of its Lead Director, Terry R. Lautenbach, in New York earlier this week. He was 65.
    "We are deeply saddened at this sudden and tragic loss of our friend and colleague," said Richard M. Levy, chairman and CEO of Varian Medical Systems. "Terry was special in all respects -- a business man, a friend, a man of action, and a man of superb judgment. For those of us who worked with him on the Varian Medical Systems Board, he was an inspiration who enlivened and contributed valuable insights to our deliberations. We will miss him greatly and we extend our condolences to his wife, Carole, and the entire Lautenbach family."
    Mr. Lautenbach has served on the company's board since 1993, first with Varian Associates and then with Varian Medical Systems following the spin-off of the instruments and semiconductor manufacturing businesses in 1999. In addition to serving Varian Medical Systems as Lead Director, Mr. Lautenbach has served on Board's Executive, Audit, Nominating and Corporate Governance, Compensation and Management Development, and Strategy and Technology committees.
    A retired senior vice president of International Business Machines Corporation, Mr. Lautenbach was also a director of CVS Corporation and Footstar, Inc. He was a resident of Florida, where services will be held beginning Monday. In lieu of flowers, donations can be made to the Lautenbach Scholarship Fund at Elder High School in Cincinnati, OH.

    Varian Medical Systems, Inc., of Palo Alto, California is the world's leading manufacturer of integrated cancer therapy systems, which are treating thousands of patients per day.

    CONTACT: Spencer Sias of Varian Medical Systems, Inc., +1-650-424-5782, or spencer.sias@varian.com.

SOURCE  Varian Medical Systems, Inc.
    -0-                             06/04/2004
    /CONTACT: Spencer Sias of Varian Medical Systems, Inc., +1-650-424-5782, or spencer.sias@varian.com/
    /Web site:  http://www.varian.com /
    (VAR)

CO:  Varian Medical Systems, Inc.
ST:  California
IN:  BIO MTC HEA
SU:  PER